UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

GLADSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

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On Tuesday, June 26, 2018, at 9:00 a.m. Eastern Daylight Time, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 15, 2018. A script of the call follows:

Hello and good morning. This is David Dullum, President.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Investment Corporation, common stock trading on Nasdaq under the trading symbol (GAIN) and the preferred stocks trading on Nasdaq under the trading symbols (GAINO) for our 6.75% Series B Term Preferred Stock, (GAINN) for our 6.50% Series C Term Preferred Stock and (GAINM) for our 6.25% Series D Term Preferred Stock.

I will now turn it over to Michael LiCalsi for a few words. Thank you David. This is Michael LiCalsi, General Counsel of the Company.

We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at our McLean, Virginia headquarters and say hello.

We also invite you all to attend our “virtual” shareholders’ meeting to be held via live webcast on August 2, 2018 at 11:00 a.m. Eastern Daylight Time by visiting www.virtualshareholdermeeting.com/GAIN2018.

If you are not attending the virtual meeting, or even if you are, please vote your shares ahead of time using your proxy so that we get the votes in.

There are four ways you can vote via proxy before the meeting:

•	By mailing in your proxy card.

•	By calling 1-800-690-6903 (however, if you call, you need your proxy card with the proxy control number to give to the operator).

•	By going to www.proxyvote.com and voting on-line (you will also be asked to provide the proxy control number on your proxy card).

•	You can also call your brokerage firm and they will help you get your vote in.

Regulations only allow your brokerage firm to vote your shares for you on routine matters – incidentally, none of the matters to be voted upon at this annual meeting are routine. Thus, your broker may not vote any of your shares for you. As a result, the cost to our company to round up the votes by calling and asking shareholders to vote their shares to ensure a quorum is typically a major expense. And that takes away dollars that could otherwise be paid in distributions to shareholders.

Before I begin I need to read a statement about forward-looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the company. These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable. There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk Factors” in all of our Form 10-Q and Form 10-K filings and other reports we file with the SEC which can be found on our web site at www.gladstoneinvestment.com and the SEC’s web site at www.sec.gov. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Again, thank you all for calling in.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30th during the first couple days of August, so we will not be able to answer questions about the Form 10-Q we are planning to file for that quarter. Look for that press release, or better yet, go to our website and sign up for email notification of events at the Company so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

That ends my presentation, I will now turn it back over to David.

Thanks Mike, I am happy to report that we remain focused on our goal of finding quality businesses with excellent management teams in which to invest. The following highlights our significant accomplishments during the fiscal year ended March 31, 2018 and the subsequent period:

•	Paid 12 monthly distributions per common share for a total of over $0.77 for the year;

•	Paid two supplemental distributions of $0.06 each per common share;

•	Recognized net unrealized appreciation on investments of $37.9 million;

•	Invested an aggregate of $98.5 million in two new and various existing portfolio companies;

•	Generated net realized gains on investments of $1.3 million, primarily from the strategic exit of one of our portfolio companies;

•	Completed a public offering of approximately 2.3 million common shares for gross proceeds of $21.2 million;

•	During the fourth quarter and subsequent to year end, sold approximately 0.3 million common shares under our at-the-market program for combined gross proceeds of $3.2 million;

•	Subsequent to year end, in April 2018, increased our monthly distributions from $0.065 to $0.067 per common share, representing a 3% increase, for an annual rate of $0.80 per common share;

•	Subsequent to year end, also in April 2018, declared a supplemental distribution of $0.06 per common share, which was paid in June 2018, and expected to be primarily made from undistributed net capital gains; and

•	Subsequent to year end, generated net proceeds of approximately $27 million on the strategic exit of one of our portfolio companies with a cost basis of $13.4 million.

I can also tell you that we will have our board meeting in the first half of July and I expect our board to declare our monthly distributions as we have done before.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on two matters.

1. First, we are asking you to re-elect three directors. The election of directors is something that we do every year, but I can tell you more information about the nominees at the meeting. Terry L. Brubaker has been on our board since 2005, and Caren D. Merrick and Walter H. Wilkinson, Jr. have been on our board since 2014 and they are up for re-election by the shareholders. This year, like past years, we have one director, Mr. Wilkinson, on the ballot that will represent preferred shareholders and will be elected solely by the preferred shareholders.

2. Second, we are asking shareholders to approve a proposal to authorize our fund (with the subsequent approval of our board of directors) to sell shares of our common stock at a price below the then current net asset value, or NAV, per share. Many Business Development Companies, or BDCs, ask shareholders to do this because BDCs often trade at stock prices that are at or below NAV per share.

As a Regulated Investment Company, our fund generally pays out our income and gains to shareholders in the form of distributions. This means the primary way to permanently grow our business is to raise equity or debt. As a BDC, we are currently limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio) so we and other companies like us are not highly leveraged, even when considering implementing regulatory changes to increase the potential leverage to 2:1. This makes owning shares in companies like ours a more secure investment, compared to other financing companies that don’t have similar restrictions.

To grow the assets and earnings of our fund, we will need to raise equity in the future.

We need your vote to be authorized to sell shares at a price below NAV per share.

We believe overnight offerings work well and should deter short sellers from trying to push the stock price down. But to do an overnight offering we may need your approval to sell shares below net asset value (of course, if our board subsequently approves such an offering in the future). NAV per share at March 31, 2018 was $10.85, versus the closing stock price yesterday of $11.66 per share, so we are at approximately 107% of NAV as of yesterday.

We asked you to do this in each of the last ten years and you gave us that ability.

We have only used this ability four times, for three overnight offerings, once in October 2012, once in March 2015, once in May 2017, and most recently under our ongoing at-the-market offering program. In each of the first three instances, we saw a compelling reason to raise equity and conducted an overnight offering of common stock at a public offering price below the net asset value per share. In addition, a limited number shares sold under our ATM program recently were also sold below our then current estimated NAV per share. However, the net dilutive effect (after discounts, commissions, and offering costs borne by us) of our issuance of common stock under the ATM program was $0.00 (or 0.0% per share) as a result of the small number of shares sold at a slight discount to NAV per share and resulting rounding. Those equity offerings have allowed us to grow the portfolio by making new investments, generate additional income through new investments, provide us additional equity capital to help ensure continued compliance with the regulatory tests previously mentioned, and allow us to increase our debt capital.

Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends many thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a distribution to shareholders and not spend it on call campaigns to round up votes.

We invite you all to attend the virtual shareholders’ meeting to be held solely via live webcast on August 2, 2018 at 11:00 a.m. Eastern Daylight Time by visiting www.virtualshareholdermeeting.com/GAIN2018.

If you are not “virtually attending” or even if you are, please vote your shares of stock so that we can move forward with our investing strategies and growing the business for your benefit. You can vote by proxy using any of the four ways we discussed earlier: by mailing in your proxy, by calling your broker, by calling 800-690-6903, but you have to have your proxy card with the proxy control number to vote by phone and by going to www.proxyvote.com again with your proxy card and proxy control number.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the Company.